Exhibit 10.1.14
JOINT DIRECTION AND RELEASE
     THIS JOINT DIRECTION AND RELEASE, dated as of April 17, 2009 (this “Joint Direction and Release”), is entered into by and among Hanover Capital Mortgage Holdings, Inc. (the “Company”), Hanover Statutory Trust I (the “Trust”) and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).
     WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of March 15, 2005 (the “Indenture”), pursuant to which the Company’s junior subordinated debt securities (the “Debt Securities”) were issued to the Trust;
     WHEREAS, the Company, Chase Bank USA, National Association (as Delaware trustee), the administrative trustees and the Trustee have entered into that certain Amended and Restated Trust Agreement, dated as of March 15, 2005 (the “Trust Agreement”), pursuant to which the Trust issued Preferred Securities and Common Securities (as such terms are defined in the Trust Agreement);
     WHEREAS, the Company and Taberna Preferred Funding I, Ltd. (“Taberna”), the sole holder of the Preferred Securities, have entered into an Exchange Agreement, dated as of September 30, 2008, as amended on February 6, 2009 (the “Exchange Agreement”), pursuant to which the Company agreed to pay $2,250,000 to Taberna in exchange for the transfer by Taberna of the Preferred Securities of the Trust held by Taberna (the “Exchange”) to the Company;
     WHEREAS, pursuant to Section 5.10 of the Trust Agreement, under certain circumstances a holder of Preferred Securities is entitled to surrender Preferred Securities held by it to the Trustee for cancellation, and pursuant to Section 3.8 of the Indenture, under certain circumstances the Company is entitled to surrender Debt Securities held by it to the Trustee for cancellation;
     WHEREAS, the Exchange occurred on April 17, 2009, with Taberna and the Company agreeing, among other items, in the Exchange Agreement that all obligations under the Preferred Securities are deemed fully discharged, and Taberna agreeing to surrender and forfeit any right, title and interest in and to any payments or principal, interest or any other amounts due and payable under the Preferred Securities whether or not any of such payments are due or accrued or unpaid, and released the Company and other persons from any liability under the Preferred Securities; and
     WHEREAS, the Company, as beneficial owner of the Preferred Securities, and the Trust, desire that all of the Preferred Securities in an aggregate amount of $20,000,000 be cancelled, and that all of the Common Securities in an aggregate amount of $619,000 and all of the Debt Securities in an aggregate amount of $20,619,000 be cancelled.

     NOW THEREFORE, the Company, the Trust and the Trustee hereby agree as follows:
     SECTION 1. INCORPORATION BY REFERENCE. Capitalized terms used or referenced in this Joint Direction and Release and not otherwise defined or referenced herein are used herein as defined or referenced in the Indenture or the Trust Agreement.
     SECTION 2. JOINT DIRECTION AND RELEASE. By separate correspondence, the Company has delivered to the Trustee the Preferred Securities. Each of the Company and the Trust hereby (a) consents to the cancellation of the Preferred Securities, the Common Securities and the Debt Securities, (b) directs the Trustee to cancel the Preferred Securities, the Common Securities and the Debt Securities and (c) directs the Trustee to take such actions as may be appropriate to discharge the Indenture and terminate the Trust Agreement. The Company and the Trust hereby release the Trustee from any liability for actions taken in accordance with this Joint Direction and Release.
     SECTION 3. LOST CERTIFICATES. In the event that the Company is unable to locate the certificate(s) representing the Common Securities, it agrees that it will cooperate with the Trustee by providing such certifications and indemnities as may be required by the Trustee to protect the Trustee from any liability resulting from such lost certificate and as may otherwise be requested by the Trustee to facilitate cancellation of the Common Securities.
     SECTION 4. TRUSTEE ACCEPTANCE. The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Joint Direction and Release or the due execution hereof by any of the parties hereto or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     SECTION 5. COUNTERPARTS. This Joint Direction and Release shall become effective only upon the Trustee’s receipt of a counterpart of this Joint Direction and Release duly executed by the all of the parties hereto. This Joint Direction and Release may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument. The executed counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed original copies.
     SECTION 6. EXPENSES. The Company agrees to promptly pay the reasonable attorneys’ fees, expenses and disbursements of the Trustee in connection with this Joint Direction and Release.
     SECTION 7. GOVERNING LAW. The laws of the State of New York shall govern this Joint Direction and Release without regard to the conflict of law principles thereof.
     SECTION 8. EXECUTION, DELIVERY AND VALIDITY. The Company and the Trust each represents and warrants, solely on its own behalf, to the Trustee that this Joint Direction and Release has been duly and validly executed and delivered by such party and constitutes its respective legal, valid and binding obligation, enforceable against such party in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Joint Direction and Release to be duly executed as of the day and year first above written.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC. as Company
By:	/s/ John A. Burchett
John A. Burchett
Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President

HANOVER STATUTORY TRUST I
By:	/s/ Irma N. Tavares
	Name:	Irma N. Tavares
	Title:	Administrative Trustee